[LOGO]                                              The Brink's Company
                                                    1801 Bayberry Court
                                                    P.O. Box 18100
 PRESS RELEASE                                      Richmond, VA 23226-8100 USA
                                                    Tel. 804.289.9600
                                                    Fax 804.289.9758

Contact:                                            FOR IMMEDIATE RELEASE
Investor Relations
804.289.9709



                               The Brink's Company
                   Reports Improved First Quarter 2004 Results

              Strong Operating Performance of Security Businesses;
             First Quarter Profit for BAX Global on Higher Volumes;
                   Costs of Former Coal Operations are Reduced


         RICHMOND, Va., (May 5, 2004) - The Brink's Company (NYSE: BCO) today reported income from continuing operations for the first quarter of 2004 of $17.2 million or $0.32 per diluted share compared to a loss of $3.2 million or $(0.06) per diluted share in the prior-year period.

         Revenue in the first quarter of 2004 increased 18% over last year's first quarter to $1.1 billion. All business units reported higher revenues, with Brink's, Incorporated and BAX Global also benefiting from stronger European currencies relative to the U.S. dollar.

         The Company reported operating profit of $33.7 million for the quarter ended March 31, 2004 up from breakeven in the year earlier period. The strong operating profit increase reflects significantly improved performance, particularly in South America and Europe, at Brink's, Incorporated, continued strong growth and operating efficiency at Brink's Home Security and increased freight volumes and global supply chain management activities in the Americas and Asia at BAX Global. Operating profit also benefited from reduced costs of former coal operations, partially offset by higher corporate expenses.

                                   - more -                                    1

         "We are pleased with the strong performance during the quarter of our two security businesses, Brink's, Incorporated and Brink's Home Security, and with the improving trend and positive income contribution from BAX Global," said Michael T. Dan, Chairman, President and Chief Executive Officer of The Brink's Company. "The continuing economic recovery in the U.S. benefited BAX Global's shipping volume, while better conditions in South America and improved results in Europe helped drive significantly better performance at Brink's, Incorporated in comparison to the weak results reported a year ago," he added.

                     Discontinued Operations and Net Income

         After-tax income from discontinued operations for the first quarter of 2004 was $8.6 million ($0.15 per diluted share) primarily as a result of the sale of timber assets. Income from discontinued operations in the first quarter last year was $1.5 million, or $0.03 per diluted share.

         Net income for the first quarter of 2004 was $25.8 million, or $0.47 per diluted share, compared with a net loss of $1.7 million, or $(0.03) per diluted share in the prior year's period.

                     First Quarter Business Unit Performance

Brink's, Incorporated ("Brink's")
---------------------------------

         Brink's revenue of $458.0 million increased 17% for the first quarter as compared with the prior year's period. International revenue in the current quarter increased 29% over the first quarter a year ago due to the effects of currency translation combined with stronger revenues in France, Germany and Venezuela. International revenue in the first quarter last year was adversely impacted by weak economic activity including the effects of uncertainty from the then impending Middle East conflict. North American revenue increased 2% over the first quarter of 2003.

                                   - more -                                    2

         Brink's operating profit in the quarter ended March 31, 2004 increased to $32.8 million, up significantly from the $13.1 million recorded in the weak first quarter last year. The increase in operating profit reflects significantly better business conditions in South America and the benefit of actions Brink's took during the first half of 2003 to improve operating performance in Europe. The operating profit improvement in North America resulted largely from better performance in coin wrapping and Cash Logistics operations and lower overhead costs.

Brink's Home Security
---------------------

         Revenue at Brink's Home Security increased 11% to $82 million in the first quarter of 2004, as compared to the same period last year, due to growth in the subscriber base and higher per subscriber monthly revenues. Operating profit in the first quarter was a record $19.4 million, 16% higher than in the prior year's first quarter. An increase in operating profit from recurring services resulted primarily from the growth of the subscriber base and improved service operations.

         The annualized disconnect rate for the first quarter of 2003 improved to 6.4% from 6.5% in the year ago quarter. Brink's Home Security added 34,100 new subscribers during the quarter, a 24% increase over the number of new subscribers added in the first quarter of 2003, and ended the quarter with 854,000 subscribers generating monthly recurring revenue of $24.0 million.

BAX Global
----------

         Revenue at BAX Global increased to $554.5 million in the first quarter, 20% higher than in the same period last year. International revenue increased 27%, reflecting the effects of the weaker U.S. dollar relative to European and some Asia-Pacific currencies and stronger Asia-Pacific activity. In the Americas region, revenue increased 12% in comparison to last year's first quarter due to higher U.S. shipping volume reflecting an improving economy and growth in supply chain management activities.


                                    - more -                                   3

         Operating profit at BAX Global improved to $3.1 million for the first quarter of 2004 from a loss of $5.5 million in the same period in 2003. The current quarter's performance marks the first time since 1999 that BAX Global has reported a profit in the seasonally weak first quarter and reflects improved results from North American operations, continued strong results from logistics activities in Asia-Pacific and flat operating profit in Europe.

             Costs of Former Coal Operations and Corporate Expenses

         The Company's costs of former coal operations, which consist primarily of company-sponsored medical coverage for former miners and their dependents, declined to $12.5 million in the first quarter of 2004 from $17.3 million in the prior-year period. The decrease is primarily due to the benefits of the recently enacted Medicare legislation and the recording of $2.3 million of expected investment income on assets held in the Company's Voluntary Employees' Beneficiary Association (VEBA) trust. These assets were allocated to the Company's coal-related postretirement medical benefit plan on January 1, 2004. As a result of this allocation, the Company also recorded $4.4 million of previously unrecognized gains on the VEBA. This one-time pretax gain is reflected in Interest and other income, net.

         Corporate expenses increased in the quarter ended March 31, 2004 to $9.1 million from $7.0 million in the prior-year period due to an increase in costs associated with the documentation and testing of internal controls required by the Sarbanes-Oxley Act of 2002.

                                     Summary

         "Overall, The Brink's Company is off to a strong start in 2004. Brink's, Incorporated continued the solid performance begun in the last half of 2003, although this quarter's results are in comparison to a very weak first quarter last year," said Mr. Dan. "BAX Global experienced the benefits of increased economic activity and related increases in shipping in the U.S, while continuing to build its global supply chain management business. Brink's Home Security once again posted excellent results, reflecting its constant focus on disciplined customer acquisition and industry-leading service levels," added Mr. Dan.


                                    - more -                                   4

         "Looking forward, BAX Global stands to benefit from further strengthening of economic and business conditions in the U.S. and Europe," said Mr. Dan. "At Brink's, Incorporated the emphasis will continue to be on seizing new opportunities and building upon the early success of our value-added service offerings, including Cash Logistics. Brink's Home Security will focus on maintaining its industry-leading performance and continuing to grow revenues, profits and cash flow," said Mr. Dan.

         "The proceeds from the sale of our natural resources businesses, combined with strong operating cash flow, has enabled us to strengthen our balance sheet. With our strong financial footing, the power of the Brink's brand, an unwavering commitment to service excellence and our discipline in operating our businesses, we have both the capacity and capability to grow The Brink's Company and to build greater economic value for our shareholders," said Mr. Dan.


                                    - more -                                   5

This release contains both historical and forward-looking information. Statements regarding the realization of further growth and better performance in The Brink's Company through its security and business services operations, among others, involve forward-looking information which is subject to known and unknown risks, uncertainties and contingencies. These risks, uncertainties and contingencies could cause actual results to differ materially from those that are anticipated.

Such risks, uncertainties and contingencies, many of which are beyond the control of The Brink's Company and its subsidiaries, include, but are not limited to, the impact of operational improvements in the security operations and the timing of any such impact, the ability of Brink's Home Security to continue to maintain its subscriber growth and low disconnect rate, the impact of the national "Do Not Call" list on Brink's Home Security's ability to market its services, the return of customers to overnight shipping, the ability to identify and execute cost and operational improvements in the core businesses, IT costs and costs associated with ongoing contractual obligations, pension plan and other employee obligations, labor relations, safety and security performance, overall domestic and international economic, political, social and business conditions, capital markets performance, the strength of the U.S. dollar relative to foreign currencies, interest rates, inflation, new government regulations and legislative initiatives (including local initiatives relating to police response to alarms), domestic and international demand for services of the subsidiaries of The Brink's Company, the financial stability of companies with payment obligations under the Health Benefit Act, pricing and other competitive factors, variations in costs or expenses and performance delays of any public or private sector supplier, service provider or customer. The information included in this release is representative only as of the date of this release, and The Brink's Company undertakes no obligation to update any information contained in this release.

About The Brink's Company
The Brink's Company (NYSE: BCO) is a global leader in business and security services. The Company's three businesses are Brink's, Incorporated, the world's premier provider of secure transportation and cash management services; Brink's Home Security, one of the largest and most successful residential alarm companies in North America; and BAX Global, an industry leader in freight transportation and global supply chain management solutions. For more information, please visit The Brink's Company website at www.brinkscompany.com, or call toll free 877-275-7488.

Conference Call
The Company will host a conference call today, May 5, at 11:00 a.m. eastern time to discuss this press release. Interested parties can listen to the conference call by dialing 800-392-9565 within North America or 706-634-5450 from outside North America, or via live webcast at www.brinkscompany.com. Please dial in at least five minutes prior to the start of the call. Dial-in replay will be available through May 14, 2004 by calling 800-642-1687 within North America or 706-645-9291 outside North America. The conference ID for the replay is 7021446. A webcast replay will be available at www.brinkscompany.com through May 21, 2004.

                               The Brink's Company
                                and Subsidiaries

                 Condensed Consolidated Statements of Operations
                     (In millions, except per share amounts)
                                   (Unaudited)




                                                                                Three Months Ended
                                                                                      March 31,
                                                                           2004                      2003
------------------------------------------------------------------------------------------------------------
Revenues                                                             $   1,094.5                     928.9

Expenses:
Operating expenses                                                         929.9                     806.6
Selling, general and administrative expenses                               134.4                     124.8
------------------------------------------------------------------------------------------------------------
   Total expenses                                                        1,064.3                     931.4
Other operating income, net                                                  3.5                       2.5
------------------------------------------------------------------------------------------------------------
   Operating profit                                                         33.7                       -

Interest expense                                                            (5.8)                     (6.1)
Interest and other income, net                                               4.4                       1.8
Minority interest                                                           (3.3)                     (0.8)
------------------------------------------------------------------------------------------------------------
   Income (loss) from continuing operations before income taxes             29.0                      (5.1)
Provision (benefit) for income taxes                                        11.8                      (1.9)
------------------------------------------------------------------------------------------------------------

   Income (loss) from continuing operations                                 17.2                      (3.2)

Income from discontinued operations, net of tax                              8.6                       1.5
------------------------------------------------------------------------------------------------------------
Net income (loss)                                                    $      25.8                      (1.7)
============================================================================================================

Basic net income (loss) per common share:
   Continuing operations                                             $      0.32                     (0.06)
   Discontinued operations                                                  0.16                      0.03
------------------------------------------------------------------------------------------------------------
                                                                     $      0.48                     (0.03)
============================================================================================================
Diluted net income (loss) per common share:
   Continuing operations                                             $      0.32                     (0.06)
   Discontinued operations                                                  0.15                      0.03
------------------------------------------------------------------------------------------------------------
                                                                     $      0.47                     (0.03)
============================================================================================================


See accompanying notes.

                               The Brink's Company
                                and Subsidiaries

                      Condensed Consolidated Balance Sheets
                                  (In millions)



                                                                March 31,              December 31,
                                                                  2004                    2003
-----------------------------------------------------------------------------------------------------
                                                              (Unaudited)
                                    Assets
Cash                                                       $       141.2                      128.7
Other current assets                                               735.9                      731.8
Property and equipment, net                                        862.7                      873.2
Goodwill, net                                                      243.2                      244.1
Investments held by VEBA (see note 2)                                -                        105.2
Other assets                                                       475.4                      465.6
-----------------------------------------------------------------------------------------------------
   Total assets                                            $     2,458.4                    2,548.6
=====================================================================================================

                      Liabilities and Shareholders' Equity
Current debt                                               $        90.9                       53.0
Other current liabilities                                          783.6                      791.1
Long-term debt                                                     176.1                      221.5
Accrued pension costs                                               96.2                       86.6
Other liabilities (see note 2)                                     790.2                      900.8
-----------------------------------------------------------------------------------------------------
   Total liabilities                                             1,937.0                    2,053.0
Shareholders' equity                                               521.4                      495.6
-----------------------------------------------------------------------------------------------------
   Total liabilities and shareholders' equity              $     2,458.4                    2,548.6
=====================================================================================================

See accompanying notes.

                               Segment Information
                                  (In millions)
                                   (Unaudited)

                                                                      Three Months Ended
                                                                           March 31,
                                                                  2004                    2003
-----------------------------------------------------------------------------------------------------
Revenues:
   Brink's                                                 $       458.0                      391.4
   Brink's Home Security                                            82.0                       73.9
   BAX Global                                                      554.5                      463.6
-----------------------------------------------------------------------------------------------------
     Revenues                                              $     1,094.5                      928.9
=====================================================================================================

Operating profit (loss):
   Brink's                                                 $        32.8                       13.1
   Brink's Home Security                                            19.4                       16.7
   BAX Global                                                        3.1                       (5.5)
-----------------------------------------------------------------------------------------------------
     Business and Security Services                                 55.3                       24.3
   Former coal operations                                          (12.5)                     (17.3)
   Corporate                                                        (9.1)                      (7.0)
-----------------------------------------------------------------------------------------------------
     Operating profit                                      $        33.7                        -
=====================================================================================================

See accompanying notes.

                               The Brink's Company
                                and Subsidiaries

                           Other Financial Information
                    (In millions, except as otherwise noted)
                                   (Unaudited)

                                                        Three Months Ended
                                                             March 31,
                                                      2004              2003
--------------------------------------------------------------------------------

Brink's:
   Revenues:
     North America                            $     180.1               175.8
     International                                  277.9               215.6
--------------------------------------------------------------------------------
   Revenues                                   $     458.0               391.4
================================================================================
   Operating profit:
     North America                            $      12.9                10.8
     International                                   19.9                 2.3
--------------------------------------------------------------------------------
   Operating profit                           $      32.8                13.1
================================================================================

Brink's Home Security:
   Revenues                                   $      82.0                73.9
================================================================================
   Operating profit:
     Recurring services                       $      35.1                30.3
     Investment in new subscribers                  (15.7)              (13.6)
--------------------------------------------------------------------------------
   Operating profit                           $      19.4                16.7
================================================================================

   Monthly recurring revenues                 $      24.0                21.6
   Annualized disconnect rate                         6.4%                6.5%

   Number of subscribers (in thousands):
     Beginning of period                            833.5               766.7
     Installations                                   34.1                27.4
     Disconnects                                    (13.5)              (12.6)
--------------------------------------------------------------------------------
   End of period                                    854.1               781.5
   Average number of subscribers                    843.5               774.0
================================================================================

BAX Global:
   Revenues:
     Americas                                 $     264.7               236.6
     International                                  309.1               244.3
     Eliminations                                   (19.3)              (17.3)
--------------------------------------------------------------------------------
   Revenues                                   $     554.5               463.6
================================================================================
   Operating profit (loss):
     Americas                                 $      (1.9)               (9.7)
     International                                    8.7                 7.1
     Corporate                                       (3.7)               (2.9)
--------------------------------------------------------------------------------
   Operating profit (loss)                    $       3.1                (5.5)
================================================================================

Intra-American revenue                        $     125.1               110.9
Worldwide expedited freight services:
   Revenues                                   $     415.6               354.0
   Weight in pounds                                 418.0               367.2
================================================================================

See accompanying notes.

                               The Brink's Company
                                and Subsidiaries

                           Other Financial Information
                                  (In millions)
                                   (Unaudited)



                                                                                   Three Months Ended
                                                                                        March 31,
                                                                               2004                     2003
--------------------------------------------------------------------------------------------------------------
Depreciation and amortization:
   Brink's                                                             $      19.1                      15.6
   Brink's Home Security                                                      12.5                      11.6
   BAX Global                                                                 10.7                      12.2
   Corporate                                                                   0.4                       0.8
--------------------------------------------------------------------------------------------------------------
     Depreciation and amortization                                     $      42.7                      40.2
==============================================================================================================

Other Brink's Home Security cash flow information:
   Impairment charges from subscriber disconnects                      $       8.7                       7.5
   Amortization of deferred revenue                                           (6.1)                     (5.8)
   Deferral of subscriber acquisition costs (current year payments)           (4.7)                     (4.3)
   Deferral of revenue from new subscribers (current year receipts)            8.1                       6.5
==============================================================================================================

Capital expenditures:
   Brink's                                                             $      16.1                      16.4
   Brink's Home Security                                                      26.7                      23.1
   BAX Global                                                                  6.9                       5.8
   Corporate                                                                   0.3                       -
--------------------------------------------------------------------------------------------------------------
     Capital expenditures                                              $      50.0                      45.3
==============================================================================================================

See accompanying notes.

                               The Brink's Company
                                and Subsidiaries

                         Notes to Financial Information
                                   (Unaudited)

Note 1.    Organization

The Brink's Company (along with its subsidiaries, the "Company") has three operating segments:

                      o  Brink's, Incorporated ("Brink's")
                      o  Brink's Home Security, Inc. ("BHS")
                      o  BAX Global Inc. ("BAX Global")

The Company has significant liabilities associated with its former coal operations and expects to have significant ongoing expenses and cash outflows related to these operations.

Note 2.    Costs of former coal operations included in continuing operations



                                                                         Three Months Ended
                                                                             March 31,
(In millions)                                                         2004                2003
-----------------------------------------------------------------------------------------------
Company-sponsored postretirement benefits other than pensions     $    9.4                12.2
Black lung                                                             1.5                 1.5
Pension                                                                0.6                 0.1
Administrative, legal and other expenses, net                          2.5                 2.1
Idle and closed mine expense                                           0.2                 1.9
Gains on sale of property and equipment and other income              (1.7)               (0.5)
-----------------------------------------------------------------------------------------------
                                                                 $    12.5                17.3
===============================================================================================


Company-sponsored postretirement benefits other than pensions
Effective January 1, 2004, the Company began accounting for the investments held by its VEBA as plan assets of its coal-related retiree medical plan in accordance with Statements of Financial Accounting Standards ("SFAS") No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," as a result of the restriction of the VEBA to only pay obligations of this plan. Accordingly, the Company has reduced its postretirement benefit expenses by the expected earnings of the plan assets; $2.3 million in the quarter ended March 31, 2004.

In addition, the carrying value of the VEBA is now reflected as a direct offset to the liability within postretirement benefits other than pensions which is included in the liabilities in the attached condensed balance sheet. The carrying value at March 31, 2004 is approximately $108 million.

The Company's coal-related retiree medical plan is expected to qualify for a federal subsidy introduced as part of the Medicare Prescription Drug, Improvement and Modernization Act of 2003. As a result, the Company included an actuarial gain in the estimate of its December 31, 2003 projected benefit obligation. This resulted in a $1.5 million reduction in the Company's postretirement benefit expense in the first quarter of 2004 compared to what it would have been otherwise. The effect on the full year is expected to be $5.8 million.

Administrative, legal and other expenses, net
Administrative, legal and other expenses, net, are expected to decline as administrative functions are reduced and residual assets are sold. Expenses related to residual assets include property taxes, insurance and lease payments.

Idle and closed mine expense
Expenses associated with idle and closed mines were significantly lower in 2004 as compared to 2003 as a result of the sale in late 2003 of most remaining properties.

Gains on sale of property and equipment
Gains or losses on the disposal of coal-related assets which were initially retained after production and marketing ended are included in continuing operations as part of the net expenses related to former coal operations.

The Company sold substantially all of its remaining coal-related assets in West Virginia in the fourth quarter of 2003 for $28.8 million of proceeds, including $14.8 million of liabilities contractually assumed by the buyer. However, the transfer of many of these liabilities is not final until the purchaser replaces the Company's bonds with surety bonds of its own. Accordingly, the Company is recording gains associated with the sale of these properties as surety bonds are replaced. During the first quarter of 2004, the Company recorded an approximate $0.3 million gain related to liability transfers. The Company will record additional gains of approximately $6 million as remaining bonds are replaced.

The Company sold additional coal-related assets in April 2004 and expects to record a $2.3 million pretax gain in the second quarter of 2004.

Note 3.    Discontinued operations


                                                                          Three Months Ended
                                                                               March 31,
(In millions)                                                          2004                2003
------------------------------------------------------------------------------------------------
Gain (loss) on sales of:
   Timber                                                          $   18.8                 -
   Gold                                                                (0.9)                -

Results from operations:
   Natural Gas                                                          -                   3.0
   Timber                                                              (0.5)                0.2
   Gold                                                                (1.2)               (0.1)

Adjustments to contingent liabilities of former operations             (2.9)               (0.6)
------------------------------------------------------------------------------------------------
Income from discontinued operations before income taxes                13.3                 2.5
Income tax expense                                                     (4.7)               (1.0)
------------------------------------------------------------------------------------------------
Income from discontinued operations                                $    8.6                 1.5
================================================================================================


Gain (loss) on sales
Timber. In December 2003, the Company sold a portion of its timber business for $5.4 million in cash and recognized a $4.8 million pretax gain in discontinued operations. The Company received an additional $31.8 million from escrow in January 2004 for the remaining portion of its timber business. After deducting the book value of related assets and the payment of $6.2 million in January 2004 to purchase equipment formerly leased, the Company recognized an $18.8 million pretax gain in discontinued operations in the first quarter of 2004. The Company expects to recognize up to a $1.9 million pretax gain in the second quarter of 2004 in discontinued operations as the final $1.9 million of cash is released.

Gold. In February 2004, the Company completed the sale of its gold operations for approximately $1.1 million in cash plus the assumption of liabilities and recognized a $0.9 million loss.

Results of operations
In addition to the sales of timber and gold businesses, the Company sold its natural gas business in 2003. The results of operations of these businesses through the date of the related sale have been classified as discontinued operations for all periods presented.

Adjustments to contingent liabilities of former operations
The Company recognized $2.9 million of additional expense in the first quarter of 2004 associated with the settlement of legal matters related to its former coal operations.

Note 4.    Interest and other income (expense), net

                                                          Three Months Ended
                                                               March 31,
(In millions)                                              2004         2003
------------------------------------------------------------------------------
Recognition of gain on investments held by VEBA        $    4.4          -
Interest income                                             1.1          1.6
Discounts and other fees of accounts receivable
   securitization program                                  (0.4)        (0.4)
Other, net                                                 (0.7)         0.6
------------------------------------------------------------------------------
Total                                                  $    4.4          1.8
==============================================================================


As discussed earlier, as of January 1, 2004 the Company restricted the use of the VEBA to pay only benefits associated with the coal-related postretirement medical benefits plan. Prior to that time, unrealized gains and losses on securities still held (not sold and reinvested in other securities) by the VEBA were recorded in other comprehensive income. With the restriction in the use of the VEBA, unrealized net gains of $4.4 million were recognized in the first quarter of 2004 within Interest and other income, net.

Note 5.    Share information for EPS

                                                        Three Months Ended
                                                             March 31,
(In millions)                                           2004           2003
----------------------------------------------------------------------------

Weighted average common shares outstanding:
     Basic                                              53.9           52.6
     Diluted                                            54.4           52.6
============================================================================

Note 6.    Non-GAAP Reconciliations

Monthly Recurring Revenues

A reconciliation of monthly recurring revenues to reported BHS revenues follows:

                                                         Three Months Ended
                                                              March 31,
(In millions)                                         2004                2003
--------------------------------------------------------------------------------
March:
   Monthly recurring  revenues  ("MRR") (a)       $   24.0                21.6
   Amounts excluded from MRR:
     Amortization of deferred revenue                  2.1                 2.0
     Other revenues (b)                                1.8                 1.3
--------------------------------------------------------------------------------
   Revenues on a GAAP basis                           27.9                24.9
================================================================================

Revenues (GAAP basis):
   March                                              27.9                24.9
   January - February                                 54.1                49.0
--------------------------------------------------------------------------------
   January - March                                $   82.0                73.9
================================================================================

(a) MRR is calculated based on the number of subscribers at period end multiplied by the average fee per subscriber received in the last month of the period for contracted monitoring and maintenance services.
(b)  Revenues that are not pursuant to monthly contractual billings.


The Company believes the presentation of MRR is useful to investors because the measure is widely used in the industry to assess the amount of recurring revenues from subscriber fees a home security business produces.

Net Debt and Net Financings


                                                             March 31,         December 31,
(In millions)                                                  2004              2003
-------------------------------------------------------------------------------------------
Short-term debt and current maturities of long-term debt   $   90.9                53.0
Long-term debt                                                176.1               221.5
-------------------------------------------------------------------------------------------
     Debt                                                     267.0               274.5
Less cash and cash equivalents                               (141.2)             (128.7)
-------------------------------------------------------------------------------------------
     Net Debt                                                 125.8               145.8
Securitization facility                                        73.0                77.0
-------------------------------------------------------------------------------------------
     Net Financings                                        $  198.8               222.8
===========================================================================================


The Company believes that Net Debt and Net Financings are useful measures of the Company's financial leverage.


                                      # # #